Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-11 of our report dated May 14, 2014, relating to the statement of revenues and certain operating expenses of the Fund XI Portfolio (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose and basis of presentation of the statement), appearing in the Current Report on Form 8-K/A of Starwood Waypoint Residential Trust filed on May 14, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

August 28, 2014